Letter of Guarantee

To Silverstrand International Holdings Limited (Silverstrand):

Whereas the guarantor signed the Letter of Intent with Silverstrand on Oct.30,2007 in Wuhan China, and designated Ms. ZHANG Yu to sign the Share Transfer Agreement with Silverstrand on Nov.20,2007 in Beijing China, and Ms. ZHANG Yu shall pay the share transfer fee of RMB300 million.

The guarantor guarantees as follows:

1. The guarantor ensures that Ms. ZHANG Yu shall implement the Share Transfer Agreement and the guarantor shall implement in the event of her failure.

The guarantor secures the share transfer fee of RMB 300 million, interests, breaching penalty, damage compensation and realization of creditor’s right of Siverstrand including but not limited to security, arbitration application fee, evaluation fee, declaration fee, auction fee, execution fee, transfer fee, legal fee, travel expenses and etc..

The guarantor Celebrities Realestate Development Group Co., Ltd. confirms the effective term of this Letter of Guarantee is two years from the signing date hereunder.

This Letter of Guarantee, as the true manifestation of the guarantor, does not exist any fraud, threat or misunderstanding. The guarantor fully understands the contents, implications and the accordingly legal consequences of this Letter.

This Letter is signed on Nov. 20, 2007 in Beijing China.

All the aforesaid are hereby guaranteed.

Guarantor: Celebrities Realestate Development Group Co., Ltd.

Legal representative or authorized representative:LIU Daoming

Dated on Nov.20, 2007